EXHIBIT 99.2

SELECT BALANCE SHEET DISCLOSURE

First Quarter 2007 (Unaudited)

•	Cash, cash equivalents, and short-term investments at March 31, 2007 were $375.2 million of which $28.1 million was restricted.

•	Long-term debt balance at March 31, 2007 was $940.1 million, which reflects debt financing for aircraft purchases and pre-delivery deposit financing.

•	During the first quarter of 2007, we took delivery of five B737 aircraft.

•	As of March 31, 2007, the number of aircraft in our fleet that are leased or owned include 79 leased B717 aircraft and 22 leased B737 aircraft and 8 owned B717 aircraft and 23 owned B737 aircraft

COMPANY ESTIMATES/FORWARD LOOKING STATEMENTS FOR 2007

•	The following table contains our 2007 projections for capacity growth:

PERIOD	CAPACITY GROWTH
Q2 2007	21%
Q3 2007	20%
Q4 2007	15%
FY 2007	19%

•

Our Q2 current outlook contains assumptions for crude and crack of $65 per barrel for crude and $18 per barrel for crack on average. The following table depicts the percentage of our expected fuel consumption that is contracted for 2007 and the average price per gallon, including taxes and fees, for the respected quarter:

PERIOD	FUEL UNDER CONTRACT	PRICE PER GALLON
Q2 2007	34.5%	$2.05 - $2.10
Q3 2007	49.4%	$2.00 - $2.05
Q4 2007	46.8%	$2.00 - $2.05

•

We anticipate fuel consumption for 2007 to be approximately 360 to 370 million gallons. Annual fuel expense sensitivity due to changes in prices will be approximately plus of minus $9 million for every $1 per barrel change in crude or crack.

•	The following table depicts our 2007 range for expected increases and decreases non-fuel operating unit costs:

PERIOD	NON-FUEL UNIT COST
Q2 2007	Down 5-6%
Q3 2007	Down 1-3%
Q4 2007	Flat
FY 2007	Down 3-3.5%

•	We expect unit revenue to be down 4% in the second quarter 2007.